Tanger Factory Outlet Centers, Inc.

Exhibit 99.1

For Release:                          IMMEDIATE

Contact:                                Frank Marchisello
  (336) 834-6834

TANGER CLOSES ON $300 MILLION 6.125% SENIOR NOTES DUE 2020

Greensboro, NC – June 7, 2010.  Tanger Factory Outlet Centers, Inc. (NYSE: SKT) announced today that its operating partnership, Tanger Properties Limited Partnership, has completed a public offering of $300 million of 6.125% senior notes due 2020 in an underwritten public offering through Banc of America Securities LLC, Wells Fargo Securities, LLC and BB&T Capital Markets, a division of Scott & Stringfellow, LLC, as joint book-running managers.  The notes were priced at 99.310% of the principal amount to yield 6.219% to maturity. The notes will pay interest semi-annually at a rate of 6.125% per annum and mature on June 1, 2020.

The net proceeds from the offering, after deducting the underwriting discount and offering expenses, were approximately $295.5 million. Tanger intends to use the net proceeds from the sale of the notes to (i) repay its $235 million unsecured term loan due in June 2011, (ii) pay approximately $6.1 million to terminate two interest rate swap agreements associated with the term loan and (iii) repay borrowings under its unsecured lines of credit and for general working capital purposes.

Solely as a result of the notes offering, Tanger has updated its 2010 funds from operations (“FFO”) guidance to $2.37 to $2.47 per diluted share from $2.57 to $2.67 per diluted share and its net income guidance to $0.62 to $0.72 from $0.82 to $0.92 per diluted share.  Included in this updated guidance is the cost to terminate the two interest rate swap agreements mentioned above and a non-cash charge of approximately $563,000 which Tanger expects to record in the second quarter 2010 to write-off unamortized loan origination costs associated with the repaid term loan.  Tanger’s earnings estimates do not include the impact of any potential gains on the sale of land outparcels or the impact of any potential sales or acquisitions of properties.

The offering was made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Department, or by calling 1-800-294-1322; Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attention: Syndicate Operations, or by calling 1-800-326-5897 or BB&T Capital Markets, a division of Scott & Stringfellow, LLC, 909 East Main Street, Richmond, VA 23219, or by calling 1-800-552-7757.  An effective registration statement is on file with the Securities and Exchange Commission (“SEC”), and a copy of the prospectus and related prospectus supplement also are available on the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Tanger Factory Outlet Centers, Inc., (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns 31 upscale outlet shopping centers in 21 states coast to coast.

Tanger Factory Outlet Centers, Inc.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “believe” and similar terms to identify forward-looking statements. Although Tanger believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others: national and local general economic and market conditions; demographic changes; Tanger’s ability to sustain, manage or forecast its growth; existing governmental regulations and changes in, or the failure to comply with, government regulations; adverse publicity; liability and other claims asserted against Tanger; competition; the risk that Tanger may not be able to finance its planned development activities or refinance existing indebtedness on favorable terms; the risk that ownership interests in certain of Tanger’s properties are held by third parties whose interests may conflict with Tanger’s and thereby constrain it from taking actions concerning these properties which it would otherwise take; risks related to the retail real estate industry in which Tanger competes, including the potential adverse impact of external factors such as inflation, tenant demand for space, consumer confidence, unemployment rates and consumer tastes and preferences; the risk that high fuel prices may impact consumer travel and spending habits; risks associated with Tanger’s development activities, such as the potential for cost overruns, delays and lack of predictability with respect to the financial returns associated with these development activities; risks associated with real estate ownership, such as the potential adverse impact of changes in the local economic climate on the revenues and the value of Tanger’s properties; risks that Tanger incurs a material, uninsurable loss of its capital investment and anticipated profits from one of its properties, such as those that result from wars, earthquakes, tornados or hurricanes and other business disruptions; risks that a significant number of tenants or a tenant or tenants that lease a significant amount of gross leasable area from Tanger may become unable to meet their lease obligations, including as a result of tenant bankruptcies, or that Tanger may be unable to renew or re-lease a significant amount of available space on economically favorable terms; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; changes in the outlet industry or in consumer demand for factory outlet stores; interest rate fluctuations; the ability to realize planned costs savings in acquisitions; and retention of earnings; and additional factors which may cause actual results to differ materially from current expectations include, but are not limited to, those set forth in the section entitled “Business” in Tanger’s Annual Report on Form 10-K for the year ended December 31, 2009, including the subheadings entitled “Recent Developments,” “The Outlet Concept,” “Our Outlet Centers,” “Business Strategy,” “Growth Strategy,” “Operating Strategy,” “Capital Strategy,” “Competition,” and the section titled “Risk Factors” in Tanger’s Annual Report on Form 10-K for the year ended December 31, 2009. Forward-looking statements speak only as of the date made. Except as required by law, Tanger undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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